Exhibit 99.1

Tectonic Therapeutic Announces Second Quarter 2025 Financial Results and

Recent Business Highlights

•

TX45 PH-ILD Phase 2 clinical trial is planned to initiate in 2026 to evaluate TX45’s safety and hemodynamic effects in subjects with Pulmonary Hypertension associated with Interstitial Lung Disease (“PH-ILD”, Group 3 PH) to expand the therapeutic breadth of TX45

•

Complete results from Part A of the TX45 Phase 1b clinical trial presented at ESC Heart Failure 2025 confirmed TX45’s tolerability profile and improvements in left ventricular function and pulmonary hemodynamics in subjects with Group 2 Pulmonary Hypertension in Heart Failure with preserved Ejection Fraction (“PH-HFpEF”)

•

Part B of the TX45 Phase 1b clinical trial in subjects with Group 2 Pulmonary Hypertension in Heart Failure with reduced Ejection Fraction (“PH-HFrEF”) completed enrollment; topline results are expected in early Q4’2025

•	Ongoing TX45 APEX Phase 2 clinical trial continues to enroll; topline results expected in 2026

•	TX2100 is expected to initiate a Phase 1 clinical trial in healthy volunteers in Q1’2026

•	Cash and cash equivalents were $287.4 million as of June 30, 2025, including the private placement net proceeds raised in February 2025, expected to provide cash runway into Q4’2028

WATERTOWN, Mass., August 7, 2025 (GLOBE NEWSWIRE) — Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic”), a clinical stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced financial results for the second quarter ended June 30, 2025, and provided an overview of recent business highlights.

“Today our team is excited to announce PH-ILD as an additional indication for TX45 that we plan to explore in a Phase 2, proof of concept trial. PH-ILD is a devastating disease with high mortality, significant unmet medical need and limited therapeutic alternatives. TX45’s preclinical and hemodynamic data from Part A of the Phase 1b trial in Group 2 PH-HFpEF supports expanding into PH-ILD,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic. “Additionally, we have completed enrollment in Part B of our TX45 Phase 1b trial in subjects with PH-HFrEF, with topline results expected in early Q4’2025. In parallel, enrollment continues in our global TX45 APEX Phase 2 trial in PH-HFpEF, with topline results expected in 2026.”

Recent Business Highlights

•

Positive Complete Results from Part A of the TX45 Phase 1b Clinical Trial: In May 2025, complete results from Part A of the TX45 Phase 1b clinical trial in 19 subjects with PH-HFpEF were presented as an oral late-breaking presentation at the European Society of Cardiology (ESC) Heart Failure 2025 Congress. In the overall study population, TX45 demonstrated a 19% reduction in pulmonary capillary wedge pressure (PCWP) and an 18.5% improvement in cardiac output, and a >30% reduction in pulmonary vascular resistance (PVR) in subjects with combined pre- and post-capillary pulmonary hypertension (CpcPH), a more severe disease subtype.

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Added to Russell 3000® Index: In June 2025, Tectonic was added to the Russell 3000® Index as part of FTSE Russell’s annual reconstitution. Inclusion in the index broadens the company’s exposure to institutional investors and reflects its growing market capitalization.

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Completed Enrollment in Part B of the TX45 Phase 1b Clinical Trial: Part B is evaluating TX45 in subjects with PH-HFrEF. Enrollment has completed in the clinical trial, following the first subject dosing in March 2025.

Upcoming Milestones

•	TX45 Phase 1b Part B Topline Results Expected Early Q4’2025

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TX2100 GPCR Antagonist Phase 1 Clinical Trial Initiation for Hereditary Hemorrhagic Telangiectasia (“HHT”) Expected Q1’26: TX2100 is a GPCR targeting biotherapeutic being developed as a potential treatment for HHT, the second-most common genetic bleeding disorder. TX2100 is expected to initiate a Phase 1 clinical trial in healthy volunteers in Q1’2026 following the conclusion of IND-enabling studies.

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TX45 PH-ILD Phase 2 Clinical Trial Initiation Expected in 2026: In 2026, Tectonic plans to initiate a 16-week, open label, repeat dose, Phase 2 clinical trial to evaluate TX45’s safety and hemodynamic effects in approximately 20 subjects with Pulmonary Hypertension (“PH”) associated with Interstitial Lung Disease (“ILD”), known as PH-ILD (Group 3 PH). PH-ILD is an orphan disease with limited treatment options and a high mortality rate. We believe TX45’s mechanism is well suited to PH-ILD’s disease pathophysiology because of its pulmonary vasodilation, anti-inflammatory, remodeling and anti-fibrotic activity. The TX45 PH-ILD Phase 2 trial is being initiated to evaluate TX45 300 mg every two weeks subcutaneous administration in PH-ILD subjects, with the primary efficacy endpoint being the change from baseline in PVR at Week 16.

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Ongoing TX45 APEX Phase 2 Clinical Trial Results Expected in 2026: The global, 24-week APEX Phase 2 clinical trial, a randomized, placebo-controlled trial designed to evaluate the safety and efficacy of TX45 administered subcutaneously in subjects with PH-HFpEF, enriched for CpcPH, continues to enroll, with topline results expected in 2026.

Overview of Financial and Operating Results

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Cash Position: As of June 30, 2025, cash and cash equivalents were $287.4 million, compared to $306.2 million as of March 31, 2025. Tectonic anticipates that, based on current operating assumptions, its current cash and cash equivalents, will provide a cash runway into Q4’2028, including through key Phase 1b and Phase 2 readouts for TX45, and the progression of TX2100 in HHT into clinical development.

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Research and Development Expenses: Research and development expenses were $17.2 million for the three months ended June 30, 2025, as compared to $7.1 million for the three months ended June 30, 2024. The increase was primarily the result of increased CRO and CDMO costs related to the Phase 1b and Phase 2 clinical trials for TX45 and the discovery, development and manufacturing of TX2100.

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General and Administrative Expenses: General and administrative expenses were $5.2 million for the three months ended June 30, 2025, as compared to $4.3 million for the three months ended June 30, 2024. The increase was primarily due to an increase in non-cash stock-based compensation during the period.

•	Net Loss: For the three months ended June 30, 2025, the Company had a net loss of $20.0 million compared to a net loss of $12.7 million for the three months ended June 30, 2024.

About Group 2 Pulmonary Hypertension in HFpEF

The World Health Organization has defined 5 groups of PH. Tectonic’s initial focus has been on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically PH-HFpEF. In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure, which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated post-capillary PH (“IpcPH”) and Combined pre- and post-capillary PH (“CpcPH”). CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in Pulmonary Vascular Resistance (“PVR”). Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About Group 3 Pulmonary Hypertension and PH-ILD

The World Health Organization has defined 5 groups of PH. Group 3 is PH due to chronic lung disease. Tectonic is focused on a Group 3 subtype, called PH-ILD where PH develops in patients who have ILD. ILD is a group of rare conditions causing inflammation and scarring in the lungs. It is believed that a combination of factors leads to the formation of PH-ILD, including lung fibrosis, chronic hypoxia, vascular remodeling and other factors that lead to worsening exercise capacity. PH-ILD has worse survival than ILD without PH. There are currently two approved treatments for PH-ILD, both of which contain the active ingredient treprostinil administered via nebulizer or dry powder inhaler.

About TX45, a long-acting Fc-relaxin fusion protein

TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About Tectonic

Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit www.tectonictx.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of Tectonic’s product candidates, including the ongoing Phase 1b and Phase 2 clinical trials for its lead program, TX45, in Group 2 PH-HFpEF and Group 2 PH-HFrEF and its planned Phase 2 clinical trial for TX45 in PH-ILD; the Company’s planned initiation of a Phase 1 clinical trial for TX2100; and the Company’s expected cash runway. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions, including the conflict in Ukraine and the conflict in the Middle East, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s quarterly report on Form 10-Q filed with the SEC on August 7, 2025, and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law. For more information, please visit www.tectonictx.com and follow @TectonicTx on X (formerly Twitter) and LinkedIn.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412

Tectonic Therapeutic, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$17,185	$7,074	$30,221	$17,892
General and administrative	5,147	4,347	10,409	6,497

Total operating expenses	22,332	11,421	40,630	24,389

Loss from operations	(22,332)	(11,421)	(40,630)	(24,389)
Other income (expense), net:
Change in fair value of SAFE liabilities	—	(1,535)	—	(3,610)
Interest income	3,389	318	5,833	574
Interest expense	(17)	(28)	(37)	(59)
Other expense	(48)	(5)	(80)	(408)

Total other income (expense), net	3,324	(1,250)	5,716	(3,503)

Loss before income tax	(19,008)	(12,671)	(34,914)	(27,892)
Income tax expense	(976)	—	(976)	—

Net loss	(19,984)	(12,671)	(35,890)	(27,892)

Other comprehensive loss:
Foreign currency translation adjustment	(51)	(8)	(58)	(50)

Comprehensive loss	$(20,035)	$(12,679)	$(35,948)	$(27,942)

Net loss per share, basic and diluted	$(1.07)	$(4.34)	$(2.00)	$(12.97)

Weighted-average common shares outstanding, basic and diluted	18,680,042	2,919,872	17,923,056	2,150,160

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2025	December 31, 2024
Cash and cash equivalents	$287,381	$141,239
Working capital*	279,487	135,247
Total assets	295,313	152,905
Total stockholders’ equity	283,766	140,776

*	Working capital is defined as current assets less current liabilities